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Exhibit 10.6

NewCo

Scott Fenster (“Executive”)

Executive Vice President & General Counsel Role and Compensation Proposal

A.
Position:
(1)
Title; Reporting: The Executive will continue to serve as the Executive Vice President & General Counsel, leading the company’s legal function (including oversight of regulatory affairs) and reporting directly to NewCo’s Chief Executive Officer (“CEO”). Ted Schulman will serve as NewCo's EVP of Legal Affairs, working with the Executive and CEO through the integration process before transitioning to a Senior Advisor role.
(2)
Location: The Executive’s primary office location will continue to be located in the Chicago, IL headquarters.

B.
Effective Date: The closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 20, 2026, by and among AvalonBay Communities, Inc., Equity Residential (“EQR”), ERP Operating Limited Partnership, and Canopy Merger Sub LLC (the “Merger Agreement”).

C.
Annual Compensation:
(1)
Base Salary: Commencing January 1, 2027, the Executive’s base salary will be $580,000 per year, payable in accordance with NewCo’s customary payroll practices. Subject to periodic review on cycle with other senior executives.
(2)
Annual Incentive Plan Awards: Commencing with calendar year 2027, the Executive will be eligible to receive NewCo annual incentive plan awards. Such awards will consist of both an annual cash performance bonus and annual performance equity grant. Except as otherwise provided in a written agreement between the Executive and NewCo, the Executive must be employed on the date that annual cash and equity awards are made in order to earn or be issued any such awards.
(i)
Annual Cash Performance Bonus: Annual cash bonus with an initial target value equal to 120% of the Executive’s base salary ($696,000).
1.
Actual payout dependent upon performance against performance objectives to be approved by the CEO/Compensation Committee of NewCo.

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(ii)
Annual Performance Equity Grant: Annual performance grant of restricted shares/units with an initial target value equal to 125% of the Executive’s base salary ($725,000).
1.
Actual amount of the award is dependent upon performance against performance objectives to be approved by the CEO/Compensation Committee of NewCo and any issued shares/units are subject to time-based vesting thereafter consistent with other NewCo executive officers.
(3)
Annual Long-Term Incentive Awards: Commencing with calendar year 2027, the Executive will be eligible to receive NewCo multi-year long-term incentive awards to be determined by the NewCo CEO/Compensation Committee in a manner consistent with awards for other senior executives with an initial target value equal to 172% of the Executive’s base salary ($999,000).
(i)
Grants are anticipated to be based on multi-year (three years) forward-looking performance-based vesting.
(ii)
To the extent any dividends are paid with respect to the shares underlying such awards, they shall accumulate and be payable upon award settlement of shares/units to the extent the award is deemed to have been earned.
D.
One-Time Transaction-Based Awards:
(1)
One-time transaction-based equity awards with a target value of $3,000,000 (the “Transaction Awards”) to be granted as soon as practicable after the Effective Date in the form of:
(i)
50% time-based vesting restricted shares or OP units (at the Executive’s election) that cliff vest on the third anniversary of the closing of the transaction, subject to acceleration upon a termination without Cause or resignation by the Executive for Good Reason (but not upon retirement, including pursuant to the “Rule of 70” retirement treatment).
(ii)
50% performance-based restricted shares or OP units (at the Executive’s election) that are eligible to be earned based on performance metrics to be determined by the NewCo CEO/Compensation Committee related to operating synergies and efficiencies from the merger over a three-year performance period beginning on the Effective Date, that cliff vest at the end of the three-year performance period, subject to acceleration upon a termination without Cause or resignation by the Executive for Good Reason (but not upon retirement, including pursuant to the “Rule of 70” retirement treatment). For purposes of clarity, notwithstanding the accelerated vesting described above, the final award results will be determined based on actual performance at the end of the performance period.

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E.
Good Reason Acknowledgement
(1)
As a condition to the grant of any Transaction Awards, the Executive agrees to waive any right to assert Good Reason, including under the Change in Control Agreement between the Executive and EQR (the “CIC Agreement”), with respect to the specific written terms set forth herein and in any written agreement entered into between NewCo and the Executive, including the title, scope of the role, compensation, and with respect to any other terms of employment expressly communicated in writing to and accepted by the Executive (the “Post-Closing Good Reason Waiver”).

F.
Change in Control Agreement
(1)
Except as set forth herein, terms of the CIC Agreement will continue to apply during the 36-month period following the Effective Date and shall not be deemed amended or reduced by the Post-Closing Good Reason Waiver.

G.
Other
(1)
For purposes of the Transaction Awards, Cause and Good Reason shall have the meaning set forth in the CIC Agreement.
(2)
All equity awards granted after the Effective Date shall be subject to the terms of the applicable NewCo equity plan and applicable award agreement.
(3)
Following the Effective Date, the overall compensation program of Newco may be modified in terms of composition, weightings, metrics, etc., and so long as these changes do not include a reduction in Executive’s base salary, and so long as these changes provide Executive with total target annual compensation opportunity in the aggregate at least equal (in terms of reward opportunities, which opportunities will be evaluated in light of the performance requirements therefor) to what was provided for Executive at any time within 180 days preceding the Effective Date, this will not constitute Good Reason so long as such changes are consistent with changes for other Newco executives.
(4)
Health and welfare benefits, vacation, etc. consistent with those provided to other NewCo executives, so long as any changes to these programs provide Executive with benefits in the aggregate at least equal (in terms of benefit levels) to what was provided for Executive at any time within 180 days preceding the Effective Date.
(5)
The Executive and NewCo will explore furnished housing arrangements for the Executive’s travel to the Arlington, VA area following the Effective Date.
(6)
Stock ownership guidelines pursuant to any applicable NewCo policy.

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(7)
Amounts paid or payable pursuant are subject to recoupment to the extent necessary to comply with applicable law (including SEC requirements) and/or pursuant to any applicable NewCo policy.

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Acknowledged and Agreed:

Executive

/s/ Scott Fenster
Scott Fenster